News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                             For Immediate Release

               Southwest Georgia Financial Corporation Announces
                   Fourth Quarter and Year End 2008 Results

       * Opened new loan production office in Valdosta, Georgia
       * Total loans increased $30.1 million or 25.3% in 2008
       * Fiscal year net loss impacted by impairment of equity securities and loss in mortgage banking
       * Capital ratios remain well above regulatory requirements and among the best in the industry

MOULTRIE, GEORGIA, January 30, 2009 -- Southwest Georgia Financial Corporation (NYSE-A: SGB), a full service community bank holding company, today reported a net loss for the fourth quarter of 2008 of $116 thousand, or $0.05 per diluted share, measurably improved when compared with a net loss of $692 thousand, or $0.27 per diluted share for the fourth quarter of 2007. Return on average equity was negative 2.02% for the quarter compared with negative 9.91% for the same period in 2007. Return on average assets for the quarter was negative 0.17%, compared with a return of negative 0.99% for the fourth quarter of 2007. Fourth quarter results were negatively impacted by a $785 thousand partial charge-off related to a large commercial real estate loan and an $825 thousand provision for loan losses.

For the year ended December 31, 2008, the net loss was $1.279 million, or $0.50 per diluted share, compared with net income of $1.718 million, or $0.66 per diluted share, for the same period in 2007. The decrease in annual net income was largely attributable to a $4.105 million non-cash loss related to the impairment of equity securities and a $1.002 million loss at our mortgage banking subsidiary during the third quarter. As mentioned, in the fourth quarter of 2008, we recognized a sizable charge-off and provision for loan losses.

DeWitt Drew, President and CEO of Southwest Georgia Financial commented, "2008 was one of the most difficult periods in the history of the financial services industry and a very challenging year for us. We continue to see weakness in our local economic environment which has resulted in a slowing of our growth plans. Nonetheless, we still managed to increase total loans by over 25%, driven equally by our new loan production office in Valdosta, Georgia and an increase in loans in our legacy market of Moultrie, Georgia. As can be expected, 2009 will be another challenging year. Yet, we expect that we can find opportunities to expand our market reach and grow segments of the Company"

Balance Sheet Trends and Asset Quality

At December 31, 2008, total assets were down slightly to $267.3 million from $271.7 million at the end of last year's fourth quarter. This decline was primarily due to a lower amount of interest-bearing deposits held at other banks and a lower fair value of our investment portfolio. Total loans

                                    -MORE-

increased $30.1 million, or 25.3%, to $149.1 million compared with $119.0 million at December 31, 2007. Total deposits of $214.5 million were down marginally with the previous year-end.

Nonperforming assets to total assets declined to 1.10%. Nonperforming assets of $2.9 million were down from $3.3 million at the end of 2007. The level of nonperforming assets at the end of 2008 was due primarily to one large commercial real estate loan which was partially charged-off. The loan loss reserve coverage over total loans declined to 1.59%

Shareholders' equity was $23.3 million as of December 31, 2008, down from $26.5 million at December 31, 2007. On a per share basis, book value at year end was $9.15, down from $10.40 at the end of the 2007. The decrease in shareholders' equity and book value per share were mainly due to unusual losses experienced in the third and fourth quarters, as previously mentioned. The Company has approximately 2.55 million shares of common stock outstanding and its capital ratios well exceed the required regulatory levels (see accompanying table).

Revenue

Net interest income after provision for loan losses for the fourth quarter of 2008 was $1.662 million, which was impacted by the $825 thousand provision for loan losses. The significant increase in the loan loss provision reflects the impact of the charge offs experienced in the quarter. Net income was $2.016 million for the fourth quarter of 2007. Total interest income and total interest expense was $3.642 million and $1.155 million, respectively, in the fourth quarter of 2008 compared with $3.751 million and $1.735 million, respectively, in the fourth quarter of 2007. Interest income was impacted by a 5.0% drop in the prime rate since September 2007, which reduced interest earned on variable and adjustable rate loans. In addition, the Company holds a large, fully-secured loan placed on interest nonaccrual late last year. The decrease in total interest expense was primarily due to lower interest rates. The average rate paid on interest-bearing deposits decreased 103 basis points for the current quarter compared with a year ago. The Company's net interest margin improved to 4.26% for the fourth quarter of 2008 compared with 3.36% from the same period a year ago.

Noninterest income was $1.117 million for the fourth quarter of 2008. Mortgage banking services income decreased $63 thousand from last year's fourth quarter to $306 thousand as the credit crisis has made the mortgage funding environment challenging and has restricted loan opportunities. Revenue from service charges on deposit accounts decreased 9.2% from the same period a year ago to $403 thousand for the quarter and insurance services revenue decreased to $239 thousand, an 8.8% decrease compared with the fourth quarter of 2007. Trust and brokerage services revenue decreased $47 thousand, or 27.3%, from the same period a year ago.

Total noninterest expense for the fourth quarter of 2008 decreased 32.5% to $2.999 million from $4.441 million for the fourth quarter of last year. The bulk of this decrease is a result of the $1.587 million loss related to mortgage banking services in the fourth quarter of 2007. The decline in amortization of intangible assets reflects the full amortization of the mortgage banking intangibles during 2008. Other operating expenses increased with the Company's expansion effort with its newly opened loan production office in Valdosta, Georgia and in legal fees.

                                    -MORE-

2008 Review

Return on average equity was a negative 5.04%, compared with a return of 6.17% in the same period last year, while return on average assets was a negative 0.47% compared with a return of 0.60% for the same period in 2007.

Net interest income after provision for loan losses for 2008 decreased to $8.775 million compared with $8.913 million for the same period in 2007. This increase in net interest income was offset by the impact of the $825 thousand provision for loan losses which was necessary due to the charge-offs experienced in the fourth quarter of 2008. Net interest margin was 4.04% for 2008, an improvement of 42 basis points from the same period a year ago. This improvement in margin was impacted by the lower interest rate environment on interest-bearing deposits along with the volume growth in loans and increase in yields on purchased securities.

Noninterest income for 2008 was $1.475 million, down 78.0% from the same period in 2007. The majority of the decline was a result of the $4.105 million non-cash loss on the impairment of Fannie Mae and Freddie Mac preferred stock recognized in the third quarter. The securities lost value as a result of the U.S. Government's actions to place these government sponsored enterprises in conservatorship. Revenues from mortgage banking services were down 28% to $2.021 million compared to 2007. Service charges on deposit accounts decreased $128 thousand, and income from insurance services decreased $48 thousand when compared with the same period last year. In 2007, a gain of $248 thousand was recognized from the sale of the retail credit card portfolio, and a net loss of $97 thousand was recognized because of the sale of foreclosed property related to one large commercial property.

Noninterest expense decreased $414 thousand to $13.189 million in 2008 compared with the same period last year. The major cause of the decrease in noninterest expense was a reduction of loss related to mortgage banking services of $608 thousand in 2008. The decline in amortization of intangible assets reflects the full amortization of the mortgage banking intangibles. The increase in occupancy and other operating expense is mostly related to a new loan production office in Valdosta, Georgia. Also, other operating expenses were up due to higher legal fees as it relates to mortgage banking services.

Dividends

During the fourth quarter of 2008, the Company declared a $0.07 per share quarterly cash dividend to be paid January 30, 2009. This is the 80th consecutive year that Southwest Georgia Financial has declared and paid a cash dividend. The dividend currently has a yield of approximately 3.2% at an annual dividend rate of $0.28 per share.

Summary

Mr. Drew commented, "The past year was one of unprecedented events and risks in the financial industry. We believe those risks persist and in many respects may be increasing. While we are encouraged by our growth in lending we feel it is necessary to continue the deleveraging process begun two years ago. Our exposure to the Federal Home Loan Bank will be reduced to a nominal amount by the end of the first quarter and we remain vigilant in monitoring and providing for changes in credit quality. In spite of our expansion efforts, in the near term we may be a slightly smaller company."
                                    -MORE-

Mr. Drew concluded, "In December, after careful consideration of our strategy, our strong capital position and the known and potential constraints of the program, we elected to not participate in the U.S. Treasury Department's Capital Purchase Program. We continue to maintain capital ratios well above regulatory requirements and among the best in the industry and believe that we will continue to generate sufficient capital to pursue opportunities in 2009."

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $267 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County, and a loan production office located in Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

Southwest Georgia Financial Corp. and Southwest Georgia Bank routinely post news and other important information on their website: www.sgfc.com.

About NYSEAlternext US (NYSE-A)
In September 2008, the NYSE acquired the American Stock Exchange, where Southwest Georgia Financial Corporation's common stock was traded under the symbol "SGB". With the acquisition, the NYSE placed the majority of the AMEX-traded companies on their NYSEAlternext exchange. Therefore, Southwest Georgia Financial Corporation's common stock now trades on the NYSEAlternext US exchange under the same symbol, "SGB".

SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.            -MORE-

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION
                 (Dollars in thousands except per share data)

                                         (Unaudited)   (Audited)    (Audited)
                                         December 31, December 31, December 30,
                                             2008         2007         2006
ASSETS
Cash and due from banks                     $   7,470   $   8,736   $  11,969
Interest-bearing deposits in banks                 30       9,998          83
Federal funds sold                                  0           0         332
Investment securities available for sale       83,212      31,188      33,323
Investment securities held to maturity         12,108      88,226     102,233
Federal Home Loan Bank stock, at cost           1,618       1,653       1,967
Loans, less unearned income and discount      149,070     119,008     125,492
  Allowance for loan losses                  (  2,376)   (  2,399)   (  2,417)
   Net loans                                  146,694     116,609     123,075
Premises and equipment                          5,783       6,291       6,579
Foreclosed assets, net                            211          90           0
Intangible assets                               1,056       1,283       1,750
Other assets                                    9,115       7,579       7,205
   Total assets                             $ 267,297   $ 271,653   $ 288,516
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  NOW accounts                              $  25,283   $  23,086   $  55,013
  Money market                                 35,701      42,031      24,377
  Savings                                      21,213      20,561      22,228
  Certificates of deposit $100,000 and over    28,755      29,589      25,725
  Other time accounts                          64,216      66,153      65,978
   Total interest-bearing deposits            175,168     181,420     193,321
  Noninterest-bearing deposits                 39,373      35,373      33,388
   Total deposits                             214,541     216,793     226,709

  Federal funds purchased                         430           0           0
  Other borrowings                             15,000      10,114      15,000
  Long-term debt                               10,000      15,000      15,229
  Accounts payable and accrued liabilities      4,010       3,228       3,621
   Total liabilities                          243,981     245,135     260,559
Shareholders' equity:
  Common stock - par value $1;  5,000,000
   shares authorized; 4,293,835 shares
   issued (*)                                   4,294       4,294       4,289
  Additional paid-in capital                   31,701      31,701      31,644
  Retained earnings                            14,512      17,039      16,763
  Accumulated other comprehensive income     (  1,077)   (    466)   (    483)
   Total                                       49,430      52,568      52,213
Treasury stock - at cost (**)                ( 26,114)   ( 26,050)   ( 24,256)
   Total shareholders' equity                  23,316      26,518      27,957
   Total liabilities and
    shareholders' equity                    $ 267,297   $ 271,653   $ 288,516

*  Common stock - shares outstanding        2,547,837   2,549,637   2,639,643
** Treasury stock - shares                  1,745,998   1,744,198   1,648,912

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
                  SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                  CONSOLIDATED  INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)

                                       For the Three Months  For the Twelve Months
                                         Ended December 31,   Ended December 31,
                                            2008*    2007*     2008*      2007
Interest income:
 Interest and fees on loans                $ 2,414  $ 2,383  $  9,504  $ 10,257
 Interest and dividend on securities
  available for sale                         1,108      321     4,188     1,331
 Interest on securities held to maturity       118      953       935     4,005
 Dividends on Federal Home Loan Bank stock       2       28        63       119
 Interest on federal funds sold                  0        0        90         0
 Interest on deposits in banks                   0       66       290       174
     Total interest income                   3,642    3,751    15,070    15,886
Interest expense:
 Interest on deposits                          905    1,404     4,425     5,583
 Interest on federal funds purchased             6       14        23       101
 Interest on other borrowings                  165      180       769       594
 Interest on long-term debt                     79      137       253       695
     Total interest expense                  1,155    1,735     5,470     6,973
     Net interest income                     2,487    2,016     9,600     8,913
Provision for loan losses                      825        0       825         0
     Net interest income after
      provision for losses on loans          1,662    2,016     8,775     8,913
Noninterest income:
 Service charges on deposit accounts           403      444     1,608     1,736
 Income from trust services                     56       79       269       286
 Income from retail brokerage services          69       93       341       346
 Income from insurance services                239      262     1,102     1,150
 Income from mortgage banking services         306      369     2,021     2,814
 Net gain (loss) on the sale or
  abandonment of assets                          0   (  110)       13   (    97)
 Net gain on the sale of credit
  card portfolio                                 0        0         0       248
 Net (loss) on the impairment of
  equity securities                              0        0   ( 4,105)        0
 Other income                                   44       39       226       232
     Total noninterest income                1,117    1,176     1,475     6,715
Noninterest expense:
 Salary and employee benefits                1,660    1,634     7,152     7,011
 Occupancy expense                             208      204       863       840
 Equipment expense                             205      172       694       648
 Data processing expense                       171      171       643       686
 Amortization of intangible assets              52      103       227       467
 Losses related to mortgage banking
  services                                       3    1,587       979     1,587
 Other operating expense                       700      570     2,631     2,364
     Total noninterest expense               2,999    4,441    13,189    13,603
Income before income tax expense            (  220)  (1,249)  ( 2,939)    2,025
Provision for income taxes                  (  104)  (  557)  ( 1,660)      307
     Net income (loss)                     $(  116) $(  692) $( 1,279) $  1,718
Net income (loss) per share, basic         $( 0.05) $( 0.27) $(  0.50) $   0.66
Net income (loss) per share, diluted       $( 0.05) $( 0.27) $(  0.50) $   0.66
Dividends paid per share                   $  0.14  $  0.14  $   0.56  $   0.55
                                    -MORE-

Basic weighted average
 shares outstanding                      2,547,837 2,557,659 2,547,926 2,583,932
Diluted weighted average
 shares outstanding                      2,548,657 2,564,285 2,552,486 2,593,021

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)

At December 31                             2008           2007
Assets                                  $ 267,297      $ 271,653
Loans, less unearned income & discount    149,070        119,008
Deposits                                  214,541        216,793
Shareholders' equity                       23,316         26,518
Book value per share                         9.15          10.40
Loan loss reserve/loans                      1.59%          2.02%
Nonperforming assets/total assets            1.10%          1.22%

                                        Three Months       Twelve Months
                                     Ended December 31,  Ended December 31,
                                        2008     2007      2008     2007
Net income (loss)                     $( 116)  $( 692)  $(1,279)  $ 1,718
Earnings (loss) per share, basic       (0.05)   (0.27)   ( 0.50)     0.66
Earnings (loss) per share, diluted     (0.05)   (0.27)   ( 0.50)     0.66
Dividends paid per share                0.14     0.14      0.56      0.55
Return on assets                       (0.17)%  (0.99)%  ( 0.47)%    0.60%
Return on equity                       (2.02)%  (9.91)%  ( 5.04)%    6.17%
Net interest margin (tax equivalent)    4.26 %   3.36 %    4.04 %    3.62%
Net charge offs (recoveries)/
 average loans                          2.28 %   0.04 %    0.63 %    0.01%

Quarterly                  4th Qtr     3rd Qtr     2nd Qtr     1st Qtr    4th Qtr
Averages                     2008        2008        2008       2008       2007
Assets                    $ 266,865   $ 267,371   $ 278,348  $ 287,826  $ 280,458
Loans, less unearned
 income & discount          145,900     138,768     129,876    123,691    123,617
Deposits                    214,420     216,554     226,261    228,165    218,977
Equity                       23,017      25,065      26,727     27,246     27,913
Return on assets              (0.17)%     (3.99)%      1.10%      1.03%     (0.99)%
Return on equity              (2.02)%    (42.53)%     11.43%     10.85%     (9.91)%
Net income (loss)         $    (116)   $ (2,666)  $     764  $     739    $  (692)
Net income (loss) per
 share, basic             $   (0.05)   $  (1.05)  $    0.30  $    0.29    $ (0.27)
Net income (loss) per
 share, diluted           $   (0.05)   $  (1.05)  $    0.30  $    0.29    $ (0.27)
Dividends paid per share  $    0.14    $   0.14   $    0.14  $    0.14    $  0.14


                                    -MORE-

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                           Risk Based Capital Ratios

                             Southwest Georgia     Regulatory Guidelines
                           Financial Corporation
                                                    For Well     Minimum
Risk Based Capital Ratios    December 31, 2008    Capitalized   Guidelines
Tier 1 capital                    14.31%              6.00%        4.00%
Total risk based capital          15.55%             10.00%        8.00%
Tier 1 leverage ratio              8.72%              5.00%        3.00%


                          Southwest Georgia Bank   Regulatory Guidelines

                                                    For Well     Minimum
Risk Based Capital Ratios    December 31, 2008    Capitalized   Guidelines

Tier 1 capital                    13.80%              6.00%        4.00%
Total risk based capital          15.05%             10.00%        8.00%
Tier 1 leverage ratio              8.43%              5.00%        3.00%


































                                    -END-